Lihua International Reclassifies Warrants from Equity to Derivative Liabilities

Company Files Amended 10-K for 2009 and 10-Q for First Quarter 2010

Danyang, China – July 12, 2010 – Lihua International, Inc. (Nasdaq: LIWA)
("Lihua" or the "Company"), a leading Chinese developer, designer, manufacturer, marketer and distributor of low cost, high quality alternatives to pure copper products, such as refined copper products and superfine and magnet wire, including copper clad aluminum ("CCA") wire, today announced that it has filed an amended annual report on form 10-K/A for the period ended December 31, 2009 and an amended quarterly report on form 10-Q/A for the period ended March 31, 2010 with the U.S. Securities and Exchange Commission. The sole purpose of the amended reports is to reclassify the accounting treatment of warrants (non cash items) with respect to the Company’s deemed functional currency.

As a result of this reclassification, the Company has restated GAAP net income for the twelve months ended December 31, 2009 to $13,732,698 or $0.72 per diluted share from $16,779,276 or $0.88 per diluted share, and GAAP net income for the three months ended March 31, 2010 to $8,856,558 or $0.34 per diluted share from $7,375,335 or $0.28 per diluted share.

These non-cash restatements did not affect Lihua’s operating income, non-GAAP net income or adjusted EBITDA for either period, and the Company does not expect this reclassification to have any impact on future operating results.

These adjustments came following a review of the terms of Lihua’s warrants with respect to the guidance provided in FASB Accounting Standards Codification ("ASC") 815-40 “Derivatives and Hedging-Contracts in Entity's Own Equity,” specifically guidance related to changes in currency exchange rates. Following this review, Lihua’s management, audit committee and external auditors determined that the Company’s warrants should not be considered indexed to the Company’s stock because they are U.S. Dollar denominated, while the Company’s functional currency is the Chinese Renminbi. The Company has restated the warrants as derivative liabilities.

Lihua International, Inc.

The following tables present the effects of the restatements to properly account for the aforementioned warrants as derivative liabilities instead of equity on the Company’s consolidated balance sheet and statement of income for the twelve months ended December 31, 2009 and three months ended March 31, 2010:

	As previously reported	Increase (decrease)	As restated
Consolidated Balance Sheet As Of December 31, 2009
Derivative liabilities	$-	$14,275,483	$14,275,483
Total current liabilities	$9,385,521	$14,275,483	$23,661,004
Additional paid-in capital	$39,921,717	$(11,228,905)	$28,692,812
Retained earnings	$33,826,885	$(3,046,578)	$30,780,307
Total shareholders’ equity	$81,781,242	$(14,275,483)	$67,505,759

Consolidated Statement of Income and Comprehensive Income For the Year Ended December 31, 2009
Loss on change in fair value of warrants classified as derivatives	$8,831,161	$3,046,180	$11,877,341
Loss on extinguishment of warrant liabilities	$-	$398	$398
Total other expenses, net	$8,491,855	$3,046,578	$11,538,433
Income before income taxes	$22,026,923	$(3,046,578)	$18,980,345
Net income	$16,779,276	$(3,046,578)	$13,732,698
Comprehensive income	$16,837,029	$(3,046,578)	$13,790,451
Net income per share – basic	$0.94		$0.77
Net income per share – diluted	$0.88		$0.72

	As previously reported	Increase (decrease)	As restated
Consolidated Balance Sheet As Of March 31, 2010
Derivative liabilities	$-	$8,028,100	$8,028,100
Total current liabilities	$11,851,358	$8,028,100	$19,879,458
Additional paid-in capital	$42,472,264	$(6,462,745)	$36,009,519
Retained earnings	$40,403,362	$(1,565,355)	$38,838,007
Total shareholders’ equity	$91,755,650	$(8,028,100)	$83,727,550

Consolidated Statement of Income and Comprehensive Income For the Three Months Ended March 31, 2010
Gain on change in fair value of warrants classified as derivatives	$-	$1,345,854	$1,345,854
Gain on extinguishment of warrant liabilities	$-	$135,369	$135,369
Total other income, net	$4,181	$1,481,223	$1,485,404
Income before income taxes	$10,080,985	$1,481,223	$11,562,208
Net income	$7,375,335	$1,481,223	$8,856,558
Comprehensive income	$7,423,791	$1,481,223	$8,905,014
Net income per share – basic	$0.29		$0.35
Net income per share – diluted	$0.28		$0.34

Lihua International, Inc.

About Lihua International, Inc.
Lihua International, through its two wholly-owned subsidiaries, Lihua Electron and Lihua Copper, is a leading value-added manufacturer of copper replacement products for China's rapidly growing copper wire and copper replacement product market. Lihua is one of the first vertically integrated companies in China to develop, design, manufacture, market and distribute lower cost, high quality alternatives to pure copper magnet wire and pure copper alternative products. Lihua's products include copper-clad aluminum wire ("CCA") and pure copper products including copper wire and copper rod, which are produced from recycled scrap copper. Lihua's products are sold in China either directly to manufacturers or through distributors in the wire and cable industries and manufacturers in the consumer electronics, white goods, automotive, utility, telecommunications and specialty cable industries. Lihua's corporate and manufacturing headquarters are located in the heart of China's copper industry in Danyang, Jiangsu Province. For more information, visit: http://www.lihuaintl.com.

To be added to the Company's email distribution for future news releases, please send your request to lihua@tpg-ir.com.

Safe Harbor Statement
This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including, without limitation, statements about its business or growth strategy, general industry conditions including availability of copper or recycled scrap copper, future operating results of the Company, capital expenditures, expansion and growth opportunities, bank borrowings, financing activities and other such matters, are forward-looking statements. Although the Company believes that its expectations stated in this press release are based on reasonable assumptions, actual results may differ from those projected in the forward-looking statements.

Please note that information in this press release reflects management views as of the date of issuance.

Contacts:
Lihua International, Inc.
Daphne Huang
EVP of Corporate Finance and Director of Investor Relations
(516) 717-9939
daphne.huang@lihuaintl.com

The Piacente Group, Inc.
Investor Relations
Brandi Floberg or Lee Roth
(212) 481-2050
lihua@tpg-ir.com

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